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                                                                Exhibit 99(e)(4)

                      FIRST AMENDMENT TO AGREEMENT BETWEEN
                 AMERICAN NATIONAL CAN COMPANY AND ALLAN BOHNER

     THIS FIRST AMENDMENT TO AGREEMENT BETWEEN AMERICAN NATIONAL CAN COMPANY AND ALLAN BOHNER is entered into as of this 31st day of March, 2000, by and among American National Can Company, a Delaware corporation, and American National Can Group, Inc., a Delaware corporation (collectively the "Company"), and Allan Bohner (the "Executive").

                                    RECITALS:

     A. The American National Can Company and the Executive are parties to an Agreement, dated as of January 15th, 1996 (the "Agreement").

     B. The parties have agreed to update the Agreement to reflect certain agreements relating to additional payments to be made to the Executive under the Management Incentive Plan and the retention program in connection with the proposed transactions among the Company, Rexam PLC, an English limited company ("Rexam") and Rexam Acquisition Subsidiary Inc. (the "Merger Sub") (the "Merger"), pursuant to the Agreement and Plan of Merger among Rexam, the Merger Sub and the Company, dated as of March 31, 2000 (the "Merger Agreement").

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which the parties hereby acknowledge, the parties agree as follows:

1. AMENDMENT TO SECTION 4(b). Section 4(b)(i) is hereby amended by adding "(A)" after the subsection heading "(i)" and before the word "During" and by adding the following subsection (B) after the newly renumbered subsection 4(b)(i)(A) thereof:

     (B) Unless the Performance Conditions set forth below (the "Performance Conditions") are not satisfied during the period commencing on the date hereof and ending on the Closing Date (as defined in the Merger Agreement), the Executive shall be entitled to receive, in addition to the amounts set forth in Section 4(b)(i)(A) hereof, additional MIP awards in a lump-sum cash payment equal to the sum of (x) the aggregate amount payable under
     Section 4(b)(i)(A) hereof and (y) the amount equal to the MIP award payable at maximum level for the year 2000 pro-rated based on a fraction, the numerator of which shall be the number of days from January 1, 2000 until the Closing Date, and the denominator of which shall be 365 (the sum of (x) and (y) referred to herein as the "Additional MIP Awards"). For purposes of this Section 4(b)(i)(B), the Performance Conditions are: (I) regular consultation between the Executive and the Chief Executive Officer of the Company (the "CEO") (or his designee) on any matter which is likely to have a material and negative affect on the results of operations of the Company and the taking of any action agreed upon by the Executive and


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     the CEO (or his designee) pursuant to such consultation with respect to such matter; and (II) the Executive having provided active, positive support to the process of Rexam acquiring and integrating the Company into Rexam's operations and administrative structures as reasonably directed by the CEO (or his designee), including but not limited to, supporting the acquisition internally and externally, exercising reasonable efforts under the circumstances to minimize attrition among key management of the Company, providing access to information and employees, in accordance with and subject to the limitations of Section 5.02 of the Merger Agreement, and using reasonable efforts under the circumstances to preserve relationships with customers and suppliers, in accordance with and subject to the limitations of Section 4.01(a) of the Merger Agreement, to the extent the Executive's duties as of the date hereof include contact with customers and suppliers. In the event that Rexam reasonably considers that the condition set forth in (II) above is not being or is unlikely to be met based upon performance to that time, Rexam will promptly advise the Executive in writing of such, and shall provide the Executive with a reasonable opportunity to remedy his performance and meet such Performance Conditions. Notwithstanding anything contained in this Agreement to the contrary, the Additional MIP Awards shall be payable upon the earlier to occur of the thirtieth day following the Closing Date and the date that the Executive is due to receive his first payment under Section 4 of this Agreement. For purposes of Section 3 of this Agreement, and for purposes of all employee benefits provided by the Company (hereunder or otherwise) that are affected by the compensation or earnings of the Executive, the Additional MIP Awards shall be treated as includible compensation for purposes of such calculations and shall be deemed to have been paid over the Continuation Period as opposed to in a lump sum.

2. AMENDMENT TO SECTION 4(b). Section 4(b) is hereby further amended by adding the following subsection (iv) after subsection (iii) thereof:

     (iv) The Executive shall be entitled to receive the amount set forth beside the Executive's name on Exhibit A hereto (the "Retention Pool Payment"). The Retention Pool Payment shall be paid to the Executive in cash in a lump sum upon the earlier to occur of the thirtieth day following the Closing Date and the date that the Executive is due to receive his first payment under Section 4 of this Agreement; PROVIDED, HOWEVER, that, notwithstanding anything contained herein to the contrary, if the Executive's employment is not terminated under circumstances entitling him to receive payments under this Section 4, then the Executive shall receive the Retention Pool Payment at the time the Retention Pool Payments are otherwise payable pursuant to
     Schedule 5.08(d) of the Merger Agreement. For purposes of Section 3 of this Agreement, and for purposes of all employee benefits provided by the Company (hereunder or otherwise) that are affected by the compensation or earnings of the Executive, the Retention Pool Payment shall not be treated as includible compensation for purposes of such calculations.


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3.   AMENDMENT TO SECTION 4: Section 4 of the Agreement is hereby further amended by adding the following subsection (h) at the end thereof:

     (h) TAX GROSS-UP. If any payment or benefit to or for the benefit of the Executive in connection with a "Change of Control" (as defined in the Terms and Conditions of the 1999 Grant Agreement under the Company's Long-Term Stock Incentive Plan) (whether pursuant to the terms of this Agreement, or any other plan or arrangement or agreement) is subject to the Excise Tax (as hereinafter defined), the Company shall pay to the Executive a full cash gross-up in an amount equal to (i) the Excise Tax allocable to such payment or benefit; and (ii) any Excise Tax and any state, federal or other income taxes on the amounts described in clause (i) and this clause. For purposes of this Section 4(h), the term "Excise Tax" shall mean the tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") and any similar tax that may hereafter be imposed.

          The amount of the gross-up payments to the Executive under this
          Section 4(h) shall be estimated by a nationally recognized firm of certified public accountants, which firm shall not have provided services to the Company or any Affiliate of the Company within the previous twelve months and shall not provide services thereto in the following twelve months, based upon the following assumptions:

          (i) all payments and benefits to or for the benefit of the Executive in connection with a Change of Control or termination of the Executive's employment following a Change of Control shall be deemed to be "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" shall be deemed to be subject to the Excise Tax except to the extent that, in the opinion of tax counsel selected by the firm of certified public accountants charged with estimating the gross-up payments to the Executive under this Section 4(h), such payments or benefits are not subject to the Excise Tax; and

          (ii) the Executive shall be deemed to pay federal, state and other income taxes at the highest marginal rate of taxation for the applicable calendar year.

          The estimated amount of the gross-up payments due the Executive pursuant to this Section 4(h) shall be paid to the Executive in a lump sum not later than thirty (30) business days following the effective date of the termination. In the event that the amount of the estimated payment is less than the amount actually due to the Executive under this Section 4(h), the amount of any such shortfall shall be paid to the Executive within ten (10) days after the existence of the shortfall is discovered.

4. AMENDMENT: The provisions amended, modified or added pursuant to this Amendment may not be amended or modified without the express written consent


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     of the parties hereto and of Rexam.

5. COUNTERPARTS. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.




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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment this
31st day of March, 2000.

                                    AMERICAN NATIONAL CAN COMPANY

                                    By: /s/ Edward Lapekas
                                        -------------------------------
                                         Edward Lapekas
                                         Chairman and Chief Executive Officer

                                    AMERICAN NATIONAL CAN GROUP, INC.

                                    By: /s/ Edward Lapekas
                                        -------------------------------
                                          Edward Lapekas
                                          Chairman and Chief Executive Officer

                                    EXECUTIVE

                                    By: /s/ Allan Bohner
                                        -------------------------------
                                          Allan Bohner

Solely as guarantor of the Company's
obligations and as beneficiary of the
amendment provision in Section 4 hereof.


REXAM PLC



By: /s/ Rolf Borjesson
-------------------------------